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                                                                    EXHIBIT 3.35

                           CERTIFICATE OF FORMATION

                                      OF

                                  ATWOOD, LLC
                                  -----------


        1.    The name of the limited liability company is ATWOOD, LLC.

        2. The address of its registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, Dover, Delaware. The name of its registered agent at that address is United Corporate Services, Inc.


Dated: October 6, 1997

                                        /s/ Lawrence H. Budish
                                        ----------------------
                                        Lawrence H. Budish
                                        Authorized Person